Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

401(k) Savings Plan Administrative Committee
Radisys Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-50584, 333-111520 and 333-158959) on Form S‑8 of Radisys Corporation of our report dated June 13, 2013 with respect to the statements of net assets available for benefits of Radisys Corporation 401(k) Savings Plan as of December 31, 2012 and 2011 and the related statements of changes in net assets available for benefits for the years then ended, and related supplemental - schedule H, line 4i - schedule of assets (held at end of year), as of December 31, 2012 which report appears in the December 31, 2012 annual report on Form 11‑K of Radisys Corporation 401(k) Savings Plan.

/s/ Kieckhafer Schiffer & Company LLP

Portland, Oregon
June 13, 2013

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